Exhibit (h) 1.7

LETTER AGREEMENT

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Transfer Agency and Service Agreement

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Fund Services Company (“RFSC”) dated January 1, 2008, RIC hereby advises you that it is creating six new funds to be named 2015 Strategy Fund, 2025 Strategy Fund, 2035 Strategy Fund, 2045 Strategy Fun, 2050 Strategy Fund and In Retirement Fund (the “New Funds”). RIC desires RIMCo to serve as Transfer Agent with respect to the New Funds pursuant to the terms and conditions of the Transfer Agency and Service Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Funds by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer and Chief Accounting Officer

Accepted this          day of                     , 2008

RUSSELL FUND SERVICES COMPANY

By:
Greg J. Stark
President